EXHIBIT 99.1

American Eagle Energy Inc. Announces Effectiveness of 1-for-1.5 Reverse Stock Split, New Cusip Number, and Trading Symbol

Billings, Montana; January 24, 2011 – American Eagle Energy Inc. (OTCBB:AMZGD; “American Eagle” or the “Company”) announced today that its previously disclosed 1-for-1.5 reverse stock split is effective as of the opening of the market this morning.  By virtue of the reverse split, every one and one-half shares of common stock will be combined and converted into one share of common stock.

The new Cusip number for the Company’s post-reverse split common stock is 02554E 303.  Through February 18, 2011, the symbol for the common stock will be “AMZGD”; thereafter, it will revert to “AMZG.”

For the record holders of common stock, the Company will round up to the next full share of our common stock any fractional shares that result from the reverse stock split.  Fractional shares that result from the reverse stock split for the beneficial holders of our common stock will be rounded up or rounded down to the next full share in the sole discretion of the record holders for such beneficial holders.  The Company may also issue additional shares of common stock to any record or beneficial holder, who, solely as a result of the reverse split, without such additional issuance, would otherwise lose the status as a holder of a round lot.  The record date for the reverse split was January 21, 2011 and the pay date and effective date are January 24, 2011.  Stockholders do not need to tender their current certificates.

About American Eagle Energy Inc.:

American Eagle Energy Inc. is an oil and gas company engaged in the exploration of petroleum and natural gas.  The company was incorporated in Nevada on March 14, 2007 to engage in the acquisition, exploration, and development of natural resource properties.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements.  Certain information included in this press release contains statements that are forward-looking, such as statements relating to the future anticipated direction of the industry, plans for future expansion, various business development activities, planned capital expenditures, future funding sources, anticipated sales growth, potential contracts, and/or aspects of litigation.  Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future, and, accordingly, such results may differ from those expressed in any forward-looking statements made by, or on behalf of, Eternal Energy Corp.  These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financing activities, and domestic and global economic conditions.  The company assumes no obligation to update any of these forward-looking statements.

CONTACT:	Randy Katz
Counsel
American Eagle Energy Inc.
714-966-8807